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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):
                      November __, 1998 (November 9, 1998)

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                           THERAPEUTIC ANTIBODIES INC.
             (Exact name of registrant as specified in its charter)

          Delaware                          0-25978                 62-1212485
(State or other jurisdiction of    (Commission File Number)       (IRS Employer
       incorporation)                                             Identification
                                                                      Number)

1207 17th Avenue South
Suite 103
Nashville, Tennessee                                                37212
(Address of principal executive offices)                            (Zip Code)

                                 (615) 327-1027
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

                  On November 6, 1998, shareholders of Therapeutic Antibodies Inc. (the "Company") approved an amendment to the Company's Amended and Restated Certificate of Incorporation which increased the number of authorized shares of the Company's Common Stock, par value US$0.001 per share, from 39,000,000 to 59,000,000 shares. The amendment permitted the Company to complete its Refinancing, described below.

                  On November 9, 1998, the Company issued an aggregate of 28,690,561 new shares (the "New Shares") of the Company's Common Stock in connection with an (pound)11.5 million (US$19.3 million) refinancing ("Refinancing"). The Refinancing consisted of:

         1. the placing of 21,300,000 New Shares at a price of 40 pence per share to raise approximately (pound)7.5 million (US$12.7 million) net of expenses, which was fully underwritten by Panmure Gordon & Co. Limited;

         2. the conversion of US$2.9 million of indebtedness into 4,394,869 New Shares; and

         3. the conversion of all outstanding shares of the Company's Series A Convertible Redeemable Preferred Stock, together with accrued dividends thereon, into 2,995,692 New Shares.

                  The New Shares were admitted to the Official List of the London Stock Exchange and dealings in the New Shares commenced on November 9, 1998. The Company's Common Stock trades under the symbol "TAB".


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THERAPEUTIC ANTIBODIES INC.

                                        By: /s/ Andrew J. Heath
                                            ------------------------------------
                                                Andrew J. Heath, M.D., Ph.D.
                                                Chief Executive Officer

Dated: November 9, 1998